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                                                                     Exhibit 8.1



                     [Letterhead of Sherman & Howard L.L.C.]



                                                                October 22, 1997

The Board of Directors
Cable Car Beverage Corporation
717 Seventeenth Street, Suite 1475
Denver, Colorado  80202

Ladies and Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the proposed merger of CCB Merger Corporation, a Delaware corporation ("Mergerco"), with and into Cable Car Beverage Corporation ("Company"). Mergerco is a wholly-owned subsidiary of Triarc Companies, Inc., a Delaware corporation ("Parent").

                                      FACTS
                                      -----

         The terms of the proposed merger (the "Merger") are contained in the Agreement and Plan of Merger dated June 24, 1997 (the "Plan of Merger"). Terms not otherwise defined in this letter will have the meanings assigned to them in the Plan of Merger. In preparing this opinion, you have directed us to assume that (a) the Merger will be consummated in accordance with the terms, conditions and other provisions of the Plan of Merger, and (b) all of the factual information, descriptions, representations and assumptions set forth or referred to in this letter, in the Officer's Certificates from Parent and the Company dated October 21, 1997 (the "Officer's Certificates"), in the Shareholder's Certificates from major Company shareholders dated October 21, 1997 (the "Shareholder's Certificates") and in the Form S-4 Registration Statement of Parent dated October 22, 1997 as filed with the Securities and Exchange Commission ("Registration Statement"), and mailed to the Company's shareholders in connection with the special meetings of shareholders to approve the Merger, are accurate and complete and will be accurate and complete at the Effective Time. We have not independently verified any factual matters relating to the Merger in connection with or apart from our preparation of this opinion and, accordingly, our



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opinion does not take into account any matters not set forth in this letter which might have been disclosed by independent verification.

         With your permission, we have also relied on the following additional representations and assumptions:

         1. The Merger will be a statutory merger under the applicable provisions of the Delaware General Corporation Law, duly approved by any required board of directors and shareholder action. The Merger will be carried out in accordance with the Plan of Merger and as described in the Registration Statement.

         2. The Company has no issued or outstanding stock other than 8,948,324 shares of Company Common Stock. Except for options to acquire an aggregate 902,500 shares of Company Common Stock pursuant to Company Stock Options, no options or warrants to purchase Company Stock, and no securities or other instruments convertible into Company Common Stock, will be outstanding at the Effective Time.

         3. All shares of Parent Class A Common Stock into which shares of Company Common Stock will be converted pursuant to the Merger will be voting stock of Parent, will be newly issued or treasury shares, and will be issued (or reissued) by Parent directly or through Mergerco to the exchanging Company shareholders in the Merger.

         4. The fair market value of the Parent Class A Common Stock and other consideration received by each Company shareholder will be approximately equal to the fair market value of Company Common Stock surrendered pursuant to the Merger. Except for holders of no greater than 6% of Company Common Stock who exercise dissenters' rights, no holder of Company Common Stock will receive, in exchange for such stock and pursuant to any consideration other than Parent Class A Common Stock and cash paid in lieu of a fractional share of Parent Class A Common Stock. No fractional share of Parent Class A Common Stock will be issued in the Merger.

         5. There is no plan or intention by the shareholders of the Company who own 5% or more of Company Common Stock, and to the best knowledge of the management of the Company, there is no plan or intention on the part of the remaining shareholders of the Company to sell, exchange or otherwise dispose of a number of shares of Parent Class A Common Stock received in the Merger that would reduce the ownership by the Company's shareholders of the Parent Class A Common Stock received in the Merger to a number of shares having an aggregate value, as of the Effective Time, of less than 50% of the value of all of the formerly outstanding Company Common Stock as of the same date. For purposes of this paragraph, shares of Company Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent Class A Common Stock will be treated as outstanding



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Company Common Stock as of the Effective Time. Moreover, shares of Company
Common Stock and Parent Class A Common Stock held by the Company's shareholders that are sold, redeemed, or disposed of prior or subsequent to the Merger and in contemplation or as part of the Merger are considered for purposes of this paragraph.

         6. Immediately following the Merger, the Company will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Merger, and at least 90% of the fair market value of Mergerco's net assets and at least 70% of the fair market value of Mergerco's gross assets held immediately prior to the Merger. For purposes of this paragraph, amounts paid by the Company or Mergerco to dissenters, amounts paid by the Company or Mergerco to shareholders who receive cash or other property, amounts used by the Company or Mergerco to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) will be included as assets of the Company or Mergerco, respectively, that are held immediately prior to the Merger.

         7. Immediately prior to the Merger, Parent will be in direct control of Mergerco within the meaning of Section 368(c) of the Code(1) (which provides that control means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation).

         8. The Company has no plan or intention to issue additional shares of its stock that would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code.

         9. In the Merger, shares of Company Common Stock representing control of the Company within the meaning of Section 368(c) of the Code will be exchanged solely for voting stock of Parent.

         10. Following the Merger, the Company will not have outstanding any options, warrants, convertible securities or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Parent's acquisition or control of the Company within the meaning of Section 368(c) of the Code.

         11. Neither Parent nor any of its affiliates has any plan or intention to reacquire any of the Parent Class A Common Stock to be issued in the Merger.

-----------------
(1) Unless otherwise specifically indicated, all references to "Section" are to sections of the Internal Revenue Code of 1986, as amended (the "Code").



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Following the Merger, any acquisition of Parent Class A Common Stock pursuant to any stock repurchase program of Parent will be directed to Parent shareholders generally and will not be directed specifically to the Company shareholders who receive Parent Class A Common Stock pursuant to the Merger.

         12. Parent has no current plan or intention to liquidate the Company, to merge the Company with and into another corporation (other than pursuant to the Merger), to sell or otherwise dispose of any stock of the Company, or to sell or otherwise dispose of any of the assets of the Company or Mergerco, except for dispositions made in the ordinary course of business or transfers to corporations controlled by Parent.

         13. The Company has not disposed of assets in the two years prior to the Merger representing more than 50% of its historical business assets. Parent will continue at least a principal historic business line of the Company or use at least a significant portion of the Company's historical assets in a business of the Parent, in each case conducted or held by the Company at the time of the Merger and in each case within the meaning of Treasury Regulation 1.368-1(d) under Section 368 of the Code.

         14. Mergerco will have no liabilities assumed by the Company pursuant to the Merger, and will not transfer to the Company any assets subject to liabilities, except in each case liabilities attributed to the Company by operation of law by reason of its membership in a controlled or combined group.

         15. Parent, the Company and the shareholders of the Company will pay their respective expenses, if any, incurred in connection with the Merger.

         16. There is no intercorporate indebtedness existing between Parent and the Company, or between Mergerco and the Company, that was issued, acquired or will be settled at a discount.

         17. Parent does not own, nor has it owned during the past five years, any shares of stock of the Company.

         18. At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, if any, to which the assets are subject.

         19. Neither Parent, Mergerco nor the Company is an investment company within the meaning of Section 368(a)(2)(F) of the Code (which generally provides that a corporation is an investment company if it is a regulated investment company, a real estate investment trust, or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose assets are held for investment; with cash, cash equivalents, government securities and certain other



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property described in Treasury Regulations excluded from assets, and with look-
through principles applying to subsidiaries).

         20. The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         21. No dividends or distributions, other than regular or normal dividends or distributions, will be made with respect to any stock of the Company prior to the Merger. Other than such normal dividends or distributions, the Company has not redeemed its stock, made any distribution with respect to its stock or disposed of any assets in contemplation or as part of the Merger. Following the Merger, no dividends or distributions will be made to the former Company shareholders by Parent, other than regular or normal dividend distributions with respect to their shares made with regard to all shares of Parent Class A Common Stock.

         22. None of the compensation received by any Company shareholder-employee for services performed for the Company or any of its affiliates is or will be separate consideration for, or allocable to, any of their shares of Company Common Stock to be surrendered in the Merger. None of the Parent Class A Common Stock received pursuant to the Merger by any shareholder-employee of the Company in exchange for shares of Company Common Stock is or will be in exchange for, or in consideration of, any employment, consulting or similar arrangement between such shareholder-employee and Parent or any of its affiliates for services rendered or to be rendered by such shareholder-employee. Any compensation paid or to be paid to any Company shareholder who will be an employee of or perform advisory services for Parent or any of its affiliates after the Merger, and any amount paid to a Company shareholder as consideration for agreements not to disclose confidential information about, or compete with, Parent or any of its affiliates, will be in consideration of services or agreements actually performed or to be performed, will be commensurate with amounts paid to third parties bargaining at arm's length for similar services or agreements.

         23. The payment of cash in lieu of issuing fractional shares of Parent Class A Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares of Parent Class A Common Stock and does not represent separately bargained for consideration. In addition, this cash payment will not be made pro rata to all Company shareholders. The total cash consideration that will be paid in the Merger to Company shareholders in lieu of issuing fractional shares of Parent Class A Common Stock will not exceed 1% of the total consideration that will be issued in the Merger to the Company shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each Company shareholder will be aggregated, and no Company shareholder will receive cash in an



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amount equal to or greater than the value of one full share of Parent Class A
Common Stock.

         24. The Company shareholders that will receive cash in lieu of fractional shares of Parent Class A Common Stock will not have control of Parent, for purposes of Section 302(b) of the Code, following the Merger.

         25. The Merger is being effected for bona fide business reasons as described in the Registration Statement.

                                     OPINION
                                     -------

         Assuming that the Merger is consummated in accordance with the terms and conditions set forth in the Plan of Merger and based on the facts set forth or referred to in the Registration Statement, the Officer's Certificates, the Shareholder's Certificates and this letter (an advance copy of which has been provided to you), including all representations and assumptions in any such documents, and subject to the qualifications and other matters set forth in this letter, it is our opinion that for federal income tax purposes:

         1. The Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code.

         2. The Company will not recognize any taxable gain or loss as a result of the Merger.

         3. No gain or loss will be recognized by the shareholders of the Company who exchange all of their Company Common Stock solely for Parent Class A Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Class A Common Stock).

         4. The aggregate tax basis of the Parent Class A Common Stock received by the shareholders of the Company who, pursuant to the Merger, exchange all of their Company Common Stock solely for Parent Class A Common Stock (plus cash in lieu of a fractional share) will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange (reduced by any amount allocable to a fractional share interest in Parent Class A Common Stock for which cash is received).

         5. Any cash received by a holder of Company Common Stock in lieu of a fractional share interest in Parent Class A Common Stock will be treated as received in exchange for such fractional share. Such gain or loss generally will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the shareholder's tax basis allocable to such fractional



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share. The cash payment will be treated as a distribution in redemption of
Parent Class A Common Stock under Section 302 of the Code, so that a shareholder of the Company who is an individual will be taxed at a maximum federal income tax rate of 20% on such gain if the Company Common Stock has been held as a capital asset for more than eighteen months prior to the Effective Time.

         6. The holding period of the Parent Class A Common Stock received pursuant to the Merger in exchange for Company Common Stock will include the holding period of the Company Common Stock surrendered in exchange if such Company Common Stock was a capital asset in the hands of the exchanging shareholder at the Effective Time.

         Our opinion is limited to the foregoing federal income tax consequences of the Merger as a reorganization within the meaning of Section 368(a) of the Code, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law. Additionally, we have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

         Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

         Our opinion is also based on the Code, Treasury Regulations, case law, and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Moreover, our opinion will not be binding on the Internal Revenue Service or the courts.

         We undertake no responsibility to update or supplement our opinion. Only the Company and its shareholders may rely on this opinion, and only with respect to the proposed Merger described above.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Summary--The Merger--Certain Federal Income Tax Consequences," "The Proposed Merger and Related Matters--Certain Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement and the prospectus included therein.

                                            Very truly yours,

                                            SHERMAN & HOWARD L.L.C.





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